Exhibit 99.1

For Immediate Release

BSD Medical:  German Cancer Society Issues an Important Press Release on Use of Hyperthermia Therapy in Treating Cervical Cancer

SALT LAKE CITY, February 9, 2009—BSD Medical Corp. (NASDAQ:BSDM) today provided a translated version of a press release issued by the German Cancer Society entitled, “Putting the heat on advanced cervical cancer.”  The translated text of this important press release is as follows:

In the news

Jan. 26, 2009 – Putting the heat on advanced cervical cancer

Two trials have documented good rates of therapy success with the combination of radiotherapy (radiation therapy) and deep hyperthermia for treating advanced cervical cancer. One treatment option for advanced cervical cancer is radiotherapy in combination with chemotherapy. Chemotherapy, however, is not possible for all patients due to health and other reasons.  Also, if a tumor has already spread beyond the cervix and penetrated surrounding tissue or parts of the vagina, it is often impossible to eliminate the tumor permanently using radiotherapy alone. In these cases, combining radiotherapy with deep hyperthermia can produce better results.

The most recent data from two trials published in the International Journal of Radiation Oncology*Biology*Physics have shown that tumor growth can be better controlled and survival rates increased using a combination therapy.

Cancerous cells are more sensitive to heat than are healthy cells– a fact that is exploited in hyperthermia therapy. Temperatures of 42 to 43°C are sufficient to kill a large portion of the cells. Additionally, the heating of tumor tissue produces heat shock proteins that activate the immune system to fight the cancerous cells. Hyperthermia is not used as the sole treatment method for cancer, rather as a complement to chemo- or radiotherapy.

Deep hyperthermia is appropriate for treating tumors located deep inside the patient’s body.  The heat is generated using electromagnetic RF waves. Using computer technology, the heat is targeted at the cancer focus, affecting the surrounding healthy tissue as little as possible.

In the two trials recently published by Dutch researchers, it was documented that a combination therapy consisting of radiotherapy and deep hyperthermia yielded good results with advanced cervical cancer. Patients participating in the trial were women with cancer that was either locally advanced or had already spread to the lymph nodes, other organs in the pelvic area, and organs adjacent to the pelvic area (stages II through IVA). Compared to radiotherapy alone, combining radiotherapy and deep hyperthermia produced improvements in response rates and tumor control. Furthermore, long-term survival rates improved.

The researchers recommend offering the option of combined radiotherapy and deep hyperthermia to patients who cannot undergo chemotherapy. In Dutch radiotherapy centers, the combined therapy is already standard practice. In Germany so far, this treatment option is only offered in specialized centers.

For more information about hyperthermia and hyperthermia centers in Germany, visit the Web site of the interdisciplinary hyperthermia workgroup of the Deutsche Krebsgesellschaft: www.hyperthermie.org (in German).

Sources:
International Journal of Radiation Oncology*Biology*Physics (2008, 70(4):1176-1182)
International Journal of Radiation Oncology*Biology*Physics (2009, 73(1):242-250)

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. The BSD-2000 is restricted to investigational use in the US.  For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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